FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
November 10, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

Record Revenues Drive FX Energy Results

Salt Lake City, November 10, 2014 – FX Energy, Inc. (NASDAQ: FXEN), today announced a net loss of $16.8 million, or $0.31 per share, for the quarter ended September 30, 2014.  Excluding a noncash, intracompany, foreign currency exchange loss of $13.4 million, the Company would have recorded a third quarter 2014 net loss of $3.4 million, or $0.06 per share.

For the comparable 2013 quarter, the Company reported net income of $6.5 million, or $0.12 per share.  Excluding a noncash, intracompany, foreign currency exchange gain of $11.5 million, the Company would have recorded a third quarter 2013 net loss of $5.0 million, or $0.10 per share.

Third Quarter Total Revenues Reach Record Levels; Higher Gas Prices and Higher Oilfield Services Revenues Lead the Way

Oil and gas revenues were $8.5 million during the third quarter of 2014, or 6% higher than the $8.0 million during the same quarter of 2013.  Total revenues jumped 24% to $10.2 million for the 2014 third quarter, compared to $8.2 million for the same quarter in 2013.

Unlike still depressed U.S. natural gas prices, the price for the Company’s natural gas, which is exclusively in Poland, remained strong.  Specifically, gas prices during the third quarter of 2014 averaged $7.26 per thousand cubic feet, or Mcf, compared to $7.02 per Mcf during the same quarter of 2013.  Prices for the Company’s U.S. oil production decreased during the 2014 quarter.  Oil prices decreased 11% over the year, averaging $78.18 per barrel in the third quarter of 2014, compared to $88.14 per barrel in the same quarter of 2013.

Total net oil and gas production increased 5% to 1,113 million cubic feet equivalent (Mmcfe) during the third quarter of 2014, compared to 1,062 Mmcfe during the 2013 quarter.  New and full period production from the Company’s Lisewo-1, Lisewo-2, Winna Gora, and Komorze-3K wells more than offset production declines at the Zaniemysl-3 and Roszkow wells.  The Company’s average daily production rate for the 2014 third quarter was 12.1 million cubic feet equivalent (Mmcfe) per day.

Clay Newton, Vice President of Finance, remarked: “We continue to enjoy the benefits of a strong natural gas market in Europe, where our realized prices are consistently much higher than in the United States.  This comparative price advantage and its attendant strategic benefits are a primary reason that we remain focused on Poland.  We continue to devote the bulk of our capital and technical expertise to expanding our operations in that country.”

Nine-Month Revenues also Reach Record Levels

Oil and gas revenues for the 2014 first nine months reached record levels.  Oil and gas revenues accelerated 4% to $26.8 million for the first nine months of 2014, compared to $25.7 million for the same period of 2013.  Total revenues for the first nine months of 2014 rose an even greater 15% to $29.9 million, compared to $25.9 million in the first nine months of 2013.

The Company reported a net loss of $22.3 million, or $0.42 per share, for the first nine months of 2014.  Excluding noncash, intracompany, foreign currency exchange losses of $15.4 million, the Company would have recorded a net loss attributable to common stockholders for the first nine months of 2014 of $7.0 million, or $0.13 per share.  The Company reported a net loss of $15.6 million, or $0.30 per share, for the first nine months of 2013.  Excluding noncash, intracompany, foreign currency exchange losses of $1.0 million, the Company would have recorded a net loss for the first nine months of 2013 of $14.6 million, or $0.28 per share.

Total production for both nine-month periods was 3.4 billion cubic feet equivalent.  Daily production for both periods was 12.6 Mmcfe/d.  Gas prices during the first nine months of 2014 averaged $7.41 per Mcf, compared to $7.06 per Mcf during the same period of 2013, an increase of 5%.  Oil prices decreased 1% over the year, averaging $79.60 per barrel in the first nine months of 2014, compared to $80.75 per barrel in the same period of 2013.

Higher Revenues Improve Operating Cash; Noncash Charges Continue to Vary

Net cash provided by operating activities of $8.8 million during the first nine months of 2014 was more than triple the net cash provided by operating activities of $2.9 million during the 2013 period.  The primary driver of the year-to-year increase was the Company’s $4.0 million increase in revenues from period to period.

The noncash foreign exchange losses of $15.4 million and $1.0 million for the first nine months of 2014 and 2013, respectively, are included in other income and expense.  The losses come primarily from recognition of losses on U.S. dollar-denominated, intracompany loans from FX Energy, Inc., to FX Poland, its wholly owned subsidiary.  These are noncash losses only and could vary greatly depending upon future exchange-rate changes.

Improved Liquidity Going Forward

Following a successful preferred stock offering during the third quarter, the Company’s cash and investments totaled approximately $27.5 million at the end of September 2014.  In addition, working capital was approximately $28.7 million, and $15 million remains available under the Company’s credit facility.  This availability would be increased should the recent Tuchola and Karmin discoveries be included in the borrowing base.

The Company’s first preferred stock dividend, approximately $385,000, was paid to preferred shareholders on October 31, 2014.

Earnings Conference Call Today, Monday, November 10, 2014, at 4:30 p.m. Eastern (2:30 p.m. Mountain)

The Company will host a conference call and webcast today to discuss 2014 third quarter and first nine-month results and update operational items at 4:30 p.m. Eastern Time.  Conference call information is as follows:  U.S. dial-in-number: 888-572-7025; International dial-in-number: 719-325-2484; Passcode: 3516139.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those who are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the United States and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

__________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental, or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$23,467	$11,153
Marketable securities	4,059	--
Receivables:
Accrued oil and gas sales	3,460	3,464
Joint interest and other receivables	1,527	5,029
VAT receivable	--	1,847
Inventory	99	100
Other current assets	345	234
Total current assets	32,957	21,827

Property and equipment, at cost:
Oil and gas properties (successful-efforts method):
Proved	82,996	85,244
Unproved	2,327	2,404
Other property and equipment	12,590	11,857
Gross property and equipment	97,913	99,505
Less accumulated depreciation, depletion, and amortization	(26,082)	(23,369)
Net property and equipment	71,831	76,136

Other assets:
Certificates of deposit	406	406
Loan fees	1,769	2,323
Total other assets	2,175	2,729

Total assets	$106,963	$100,692

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	September 30,	December 31,
	2014	2013
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,713	$9,694
VAT payable	502	--
Accrued dividends	385	--
Accrued liabilities	640	833
Total current liabilities	4,240	10,527

Long-term liabilities:
Notes payable	50,000	45,000
Asset retirement obligation	1,748	1,620
Total long-term liabilities	51,748	46,620

Total liabilities	55,988	57,147

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of September 30, 2014, and December 31, 2013; 800,000 and
0 shares issued and outstanding as of September 30, 2014, and
December 31, 2013, respectively	1	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of September 30, 2014, and December 31, 2013; 54,073,918
and 53,733,398 shares issued and outstanding as of
September 30, 2014, and December 31, 2013, respectively	54	54
Additional paid-in capital	247,707	226,060
Cumulative translation adjustment	23,132	15,025
Accumulated other comprehensive loss	(7)	--
Accumulated deficit	(219,912)	(197,594)
Total stockholders’ equity	50,975	43,545

Total liabilities and stockholders’ equity	$106,963	$100,692

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Revenues:
Oil and gas sales	$8,472	$8,034	$26,782	$25,663
Oilfield services	1,722	194	3,088	256
Total revenues	10,194	8,228	29,870	25,919

Operating costs and expenses:
Lease operating expenses	1,213	932	3,502	2,650
Exploration costs	1,935	7,158	8,846	17,355
Property impairments	4,540	--	8,274	5,633
Oilfield services costs	941	164	1,987	412
Depreciation, depletion, and amortization	1,264	1,125	3,859	3,562
Accretion expense	22	22	69	67
Stock compensation	650	701	2,016	2,083
General and administrative	1,869	1,847	5,794	6,451
Total operating costs and expenses	12,434	11,949	34,347	38,213

Operating loss	(2,240)	(3,721)	(4,477)	(12,294)

Other income (expense):
Interest expense	(802)	(1,346)	(2,143)	(2,600)
Interest and other income	22	17	48	324
Foreign exchange gain (loss)	(13,425)	11,512	(15,361)	(1,041)
Total other income (expense)	(14,205)	10,183	(17,456)	(3,317)

Net income (loss)	(16,445)	6,462	(21,933)	(15,611)

Other comprehensive income (loss)
Decrease in market value of available
for sale marketable securities	(7)	--	(7)	--
Foreign currency translation adjustment	7,144	(7,660)	8,107	605
Comprehensive loss	$(9,308)	$(1,198)	$(13,833)	$(15,006)

Dividends on preferred stock	(385)	--	(385)	--
Net income (loss) attributable to common stockholders	$(16,830)	$6,462	$(22,318)	$(15,006)

Net loss per common share
Basic	$(0.31)	$0.12	$(0.42)	$(0.30)
Diluted	$(0.31)	$0.12	$(0.42)	$(0.30)
Weighted average common shares outstanding
Basic	53,453	52,778	53,338	52,748
Dilutive effect of stock options	--	958	--	--
Diluted	53,453	53,736	53,338	52,748

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(21,933)	$(15,611)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	3,859	3,562
Accretion expense	69	67
Amortization of loan fees	379	1,055
Stock compensation	2,016	2,083
Property impairments	8,232	5,633
Unrealized foreign exchange losses	15,340	1,014
Common stock issued for services	657	694
Increase (decrease) from changes in working capital items:
Receivables	5,340	6,595
Inventory	2	(7)
Other current assets	(112)	295
Other assets	--	(25)
Accounts payable and accrued liabilities	(5,066)	(2,483)
Net cash provided by operating activities	8,783	2,872

Cash flows from investing activities:
Additions to oil and gas properties	(15,143)	(16,656)
Additions to other property and equipment	(730)	(869)
Net cash used in investing activities	(15,873)	(17,525)

Cash flows from financing activities:
Repayment of credit facility	--	(40,000)
Proceeds from common stock issuance	615
Proceeds from issuance of preferred stock, net of issuance costs	18,361	--
Purchases of marketable securities	(4,066)	--
Proceeds from notes payable	5,000	42,000
Payment of loan fees	--	(2,036)
Net cash provided by (used) in financing activities	19,910	(36)

Effect of exchange-rate changes on cash	(506)	(119)

Net increase (decrease) in cash	12,314	(14,808)
Cash and cash equivalents at beginning of year	11,153	33,990

Cash and cash equivalents at end of period	$23,467	$19,182